                                                             EXHIBIT 12(A)(1)(E)

                              EL PASO CORPORATION

                           TENDER OF ALL OUTSTANDING
                          9.00% EQUITY SECURITY UNITS

                                IN EXCHANGE FOR

                             COMMON STOCK AND CASH

        THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME,
         ON NOVEMBER 25, 2003, UNLESS EXTENDED (THE "EXPIRATION DATE").

 TENDERS IN THE EXCHANGE OFFER MAY BE WITHDRAWN AT ANY TIME PRIOR TO 5:00 P.M.,
                  NEW YORK CITY TIME, ON THE EXPIRATION DATE.

To Registered Holders and Depository Trust Company Participants:

     We are enclosing herewith the material listed below relating to the offer by El Paso Corporation, a Delaware corporation ("El Paso"), to exchange shares of its common stock (the "Common Stock") and cash for all of El Paso's issued and outstanding 9.00% Equity Security Units (the "Equity Security Units") upon the terms and subject to the conditions set forth in the offering memorandum, dated October 24, 2003 (the "Offering Memorandum"), and the related Letter of Transmittal (which together constitute the "exchange offer").

     Enclosed herewith are copies of the following documents:

          1. Offering Memorandum dated October 24, 2003;

          2. Letter of Transmittal (together with accompanying Substitute Form W-9 and related Guidelines);

          3. Notice of Guaranteed Delivery;

          4. Letter that may be sent to your clients for whose account you hold Equity Security Units in your name or in the name of your nominee;

          5. Letter that may be sent from your clients to you with such clients' instruction with regard to the exchange offer (included in item 4. above); and

          6. Letter to the holders of Equity Security Units.

     We urge you to contact your clients promptly. Please note that the exchange offer will expire on the Expiration Date unless extended. The exchange offer is subject to certain conditions. See "The Exchange Offer -- Conditions to the Exchange Offer" in the Offering Memorandum.

     El Paso will not pay any fee or commission to any broker or dealer or to any other persons (other than the exchange agent) in connection with the solicitation of tenders of Equity Security Units pursuant to the exchange offer. El Paso will pay or cause to be paid any transfer taxes payable on the transfer of Equity Security Units to it, except as otherwise provided in Instruction 7 of the enclosed Letter of Transmittal.

     Additional copies of the enclosed materials may be obtained from the information agent by calling D.F. King & Co., Inc., at (212) 269-5550 (banks and brokers) or (800) 431-9633 (all others).

                                          Very truly yours,

                                          EL PASO CORPORATION